FOR IMMEDIATE RELEASE	CONTACT: EXCHANGE: SYMBOL: WEBSITE:	Connie Hamblin 616/772-1800 NASDAQ Global Select Market GNTX www.gentex.com

Gentex Announces Revised Top Line Growth for Second Quarter and
Maintains Guidance for the Balance of Calendar Year 2008

        Zeeland, Michigan, July 8, 2008— Gentex Corporation (GNTX), the leading supplier of automatic-dimming rearview mirrors to the worldwide automotive industry, has announced that it has revised its top line growth for the second quarter ended June 30, 2008, but is maintaining its guidance for the balance of calendar year 2008.

        On the Company’s first quarter conference call on April 22, 2008, the Company estimated that its top line growth for the second quarter and calendar year 2008 would be in the range of ten percent higher than the revenues reported for those same periods in 2007, based on the end of March 2008 light vehicle production forecast from CSM Worldwide. However, the strikes by the United Auto Workers (UAW) union, coupled with light vehicle production cuts announced by the Detroit 3 automakers, has resulted in lower mirror unit shipments resulting in approximately five percent revenue growth in the second quarter of 2008 compared with the second quarter of 2007. However, the Company currently expects that, based on the June 2008 light vehicle production forecast from CSM Worldwide, the rate of growth for the balance of calendar year 2008 will remain at approximately ten percent compared with the same period in calendar year 2007.

        “Given the duration and depth of the UAW strikes and the vehicle production cuts at the Detroit 3, we do not believe that it is a surprise to most investors that the rate of top line growth for automotive suppliers in the second quarter will likely be lower than originally anticipated,” said Gentex Senior Vice President Enoch Jen. “We are pleased, however, that we currently believe that we can maintain a year-over-year growth rate of approximately ten percent for the balance of calendar year 2008, primarily due to incremental sales of new products and electronic features such as Rear Camera Display (RCD) Mirrors and SmartBeam®, as well as continued growth with the Company’s overseas customers.”

        Auto-dimming mirrors darken automatically to eliminate glare from the headlamps of vehicles approaching from the rear for improved nighttime driving. SmartBeam is the Company’s proprietary high beam headlamp assist system that uses a miniature camera-on-a-chip combined with algorithmic decision making to automatically turn a vehicle’s high beams “on” and “off” according to surrounding traffic conditions to maximize forward lighting during nighttime driving. The RCD Mirror contains a liquid crystal display (LCD) that works with a video camera mounted at the rear of the vehicle to provide a view directly behind the vehicle while backing up. When the vehicle is shifted into “reverse,” the LCD display appears automatically through the auto-dimming mirror’s reflective surface. The display disappears when the vehicle is shifted into any other gear.

        The Company’s guidance for revenue growth is based on CSM Worldwide’s June 2008 light vehicle production forecast. In that forecast, CSM predicted that light vehicle production units for the second quarter and calendar year 2008 would be 3.5 million [-13% year-over-year (YOY)] and 13.6 million (-10% YOY), respectively, for North America; 6.0 million (+5% YOY) and 22.5 million (+4% YOY), respectively, for Europe; and 3.6 million (+1% YOY) and 14.9 million (+1% YOY), respectively, for Japan and Korea.

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Gentex Announces Revised Top Line Growth
July 8, 2008
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Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “likely,” “plans,” “projects,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s market share, competitive pricing pressures, the ability to achieve purchasing cost reductions, currency fluctuations, the financial strength of the Company’s customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products [e.g. SmartBeam®, Z-Nav® and Rear Camera Display (RCD) Mirror], and other risks identified in the Company’s filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter News Release and Conference Call

        A news release related to the final financial results for the second quarter ending June 30, 2008, will be distributed on Tuesday, July 22, 2008. The conference call related to that news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time on July 22, 2008.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

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